Exhibit 23.7
FORM OF CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
We hereby consent to the inclusion of our opinion letter to the Board of Directors of Frontier Financial Corporation as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of Frontier Financial Corporation with and into SP Acquisition Holdings, Inc. and to the references to such opinion therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods • 101 California Street • Suite 3700 • San Francisco, CA 94111
Corporate Finance 877.520.8569 • Equity 800.345.3053 • Fixed Income 877.778.5330